Registration No. 333-138723

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMOS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2834	36-3207413
(State or other jurisdiction of	(Primary SIC Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

99 Wood Avenue South, Suite 302
Iselin, New Jersey  08830
(732) 452-9556
(Address, including zip code, and telephone number, including area code, of principal executive offices)
S. Colin Neill
99 Wood Avenue South, Suite 302
Iselin, New Jersey  08830
(732) 452-9556
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Adam D. Eilenberg, Esq.
Eilenberg & Krause LLP
11 East 44th Street
New York, New York  10017
Tel. (212) 986-9700
Fax (212) 986-2399

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 401(b) under the Securities Act of 1933, and in order to comply with Section 10(a)(3) of the Securities Act, the Registrant is filing this Post-Effective Amendment on Form S-1 because it is currently ineligible to file a registration statement on Form S-3.  Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Post-Effective Amendment on Form S-1 shall serve as a combined prospectus that also relates to, and this Post-Effective Amendment on Form S-1 shall act, upon effectiveness, as a post-effective amendment to, the Registrant’s previous Registration Statement on Form S-1, Registration No. 333-149604.

EXPLANATORY NOTE

The purpose of this Amendment No. 4 to the Post-Effective Amendment on Form S-1 of Pharmos Corporation filed with the Securities and Exchange Commission on February 17, 2012 (“Post-Effective Amendment No. 3”), is solely to furnish Exhibit 101 to Post-Effective Amendment No. 3 in accordance with Rule 405 of Regulation S-T. Exhibit 101 to this report provides the financial statements and related notes from Post-Effective Amendment No. 3 formatted in XBRL (Extensible Business Reporting Language).

No other changes have been made to the registration statement filed as Post-Effective Amendment No. 3. This Post-Effective Amendment No. 4 speaks as of the original filing date of Post-Effective Amendment No. 3, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in Post-Effective Amendment No. 3.

Pursuant to Rule 406T of Regulation S-T, the interactive data files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates. The Registrant will bear all expenses shown below.

Accounting fees and expenses	$4,013
Legal fees and expenses	9,000
Printing and engraving expenses	18,000
Other	1,000

Total	$32,013

Item 14.	Indemnification of Directors and Officers.

Article 12 of the Registrant’s Restated Articles of Incorporation directs the Registrant to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

Item 15.	Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by the Registrant within the past three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

1.  On April 21, 2009, Pharmos Corporation completed a private placement of common stock and warrants.  At the closing, the Company issued 18,000,000 shares of common stock and warrants exercisable for an additional 18,000,000 shares of common stock for an aggregate purchase price of $1,800,000.  The exercise price of the warrants, which have a five-year term, is $0.12 per share.  The purchase price was based on an offer from a third party on similar financial terms based on certain conditions for a larger proposed transaction that were not met.

Two of the purchasers were existing investors in the Company, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company) and New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company).  The third investor was Demeter Trust (affiliated with Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors).  With respect to the private placement of the securities sold, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

2.  On April 21, 2009, Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company) and Robert F. Johnston, the Company’s Executive Chairman of the Board of Directors, agreed to convert as of such date the Company’s 10% Convertible Debentures due November 1, 2012 held by them, comprising an aggregate of $3,000,000 in principal amount, at a conversion price of $0.275 per share.  Accrued but unpaid interest on their debentures, aggregating $80,403, was also converted on such date, at a conversion price of $0.34 per share.  An aggregate of 11,145,570 shares was issued upon conversion of the principal and accrued but unpaid interest on the debentures.

3.  On January 3, 2008, Pharmos Corporation completed an initial closing of a private placement of its 10% Convertible Debentures due November 2012. At the initial closing the Company issued $4,000,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

The purchasers consisted of certain existing or former directors and/or investors in the Company, namely Venrock Associates (which is affiliated with Anthony B. Evnin, a Director of the Company), New Enterprise Associates (which is affiliated with Charles W. Newhall, III, a Director of the Company), Lloyd I. Miller, III (a former Director of the Company) and Robert F. Johnston (the Company’s Executive Chairman of the Board of Directors). With respect to the private placement of the securities sold at the initial closing, the Company relied on the exemption from registration under the Securities Act of 1933, as amended (the “Act”) provided by Rule 506 under the Act, given the number of, and nature of, the investors.

Interest on the Debentures in the form of common stock was paid to the purchasers by the Company on July 15, 2008 (an aggregate of 445,815 shares), January 15, 2009 (an aggregate of 588,236 shares), July 15, 2009 (147,059 shares), January 15, 2010 (147,059 shares), July 15, 2010 (147,059 shares), January 15, 2011 (147,059 shares), July 15, 2011 (147,059 shares) and January 15, 2012 (147,059 shares).

Item 16.               Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

4(a)
Registration Rights Agreement, dated as of October 25, 2006, by and among Pharmos Corporation and the Representatives named therein (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2006)

4(b)
Securities Purchase Agreement dated as of January 3, 2008 by and among Pharmos Corporation and the Purchasers named therein (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)

4(c)	Pharmos Corporation 10% Convertible Debenture due November 1, 2012 (incorporated by reference to exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)
4(d)
 Registration Rights Agreement, dated as of January 3, 2008, by and among Pharmos Corporation and the Purchasers named therein (incorporated by reference to exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed January 4, 2008)

4(e)	Amendment No.1 to Registration Rights Agreement, dated as of April 25, 2008 (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed May 1, 2008)
4(f)
Amendment No.2 to Registration Rights Agreement, dated as of August 5, 2008 (incorporated by reference to exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008)

5(a)	Opinion of Eilenberg & Krause LLP (previously filed)

10(a)
Settlement Agreement between Pharmos Corporation and Lloyd I. Miller, III, dated August 31, 2006 (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 5, 2006)

23(a)	Consent of Friedman LLP, an independent registered public accounting firm (previously filed)

23(b)	Consent of Eilenberg & Krause LLP (included as part of Exhibit 5(a) hereto)

24(a)	Powers of Attorney (included in Part II of the original Registration Statement under the caption “Signatures”)

101(a)
The following financial information from Pharmos Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, formatted in XBRL (eXtensible Business Reporting Language): (i)  Consolidated Balance Sheets as of December 31, 2011 and 2010, (ii) Consolidated Statements of Operations for the years ended December 31, 2011 and 2010, (iii) Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2011 and 2010, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 and (v) the Notes to Consolidated Financial Statements.

Item 17.	Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

4. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a supplement to the prospectus included in this Registration Statement which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 4 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey on February 21, 2012.

PHARMOS CORPORATION

By:	/S/ S. COLIN NEILL
Name: S. Colin Neill
Title: President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 on Form S-1 has been signed by the following persons in the capacities and on the dates stated.

/s/ ROBERT F. JOHNSTON	Executive Chairman	February 21, 2012
Robert F. Johnston	(Principal Executive Officer)

/s/ S. COLIN NEILL	President and Chief Financial Officer	February 21, 2012
S. Colin Neill	(Principal Financial and Accounting Officer)

/s/ ANTHONY B. EVNIN	Director	February 21, 2012
Anthony B. Evnin, Ph.D.

/s/ STEVEN LEVENTER	Director	February 21, 2012
Steven Leventer, Ph.D.

/s/ CHARLES W. NEWHALL, III	Director	February 21, 2012
Charles W. Newhall, III